                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                               ________________


                                   FORM 10/A

                                Amendment No. 2

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                        Wellsford Real Properties, Inc.
-----------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)


               Maryland                                     13-3926898
---------------------------------------------          ------------------
     (State or Other Jurisdiction of                    (I.R.S. Employer
     Incorporation or Organization)                     Identification No.)


     610 Fifth Avenue, New York, New York                     10020
---------------------------------------------          ------------------
  (Address of Principal Executive Offices)                  (Zip Code)


Registrant's telephone number, including area code       (212) 333-2300
                                                       ------------------
Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class                     Name of Each Exchange on Which
     to be so Registered                     Each Class is to be Registered
     -------------------                     ------------------------------

     Common Stock, $.01 par                  American Stock Exchange
     value per share
     ----------------------                  ------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:


                                     None
-----------------------------------------------------------------------------
                               (Title of Class)

                        WELLSFORD REAL PROPERTIES, INC.

Note: Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (each, Application of Safe Harbor for Forward-Looking Statements), do not apply to this Registration Statement on Form 10.


Form 10 Item No. and Heading

     1.   Business...............  Incorporated herein by reference to Exhibit
                                   10.35 pages 2, 17-23, 101-115 and 121-134.

     2.   Financial Information

     Financial information for year ended December 31, 1996 is incorporated herein by reference to Exhibit 10.35, pages 22-23 and 121.


                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


     The following tables set forth the summary unaudited pro forma combined financial data for Wellsford Real Properties, Inc. (Predecessor) as a combined entity, giving effect to the Merger, Contribution and Distribution as if they had occurred on the dates indicated herein, after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma combined financial statements included elsewhere in this Registration Statement on Form 10.

     The summary unaudited pro forma combined operating data are presented as if the Merger, Contribution and Distribution had been consummated on January 1, 1997. In addition to the Merger, Contribution and Distribution, the pro forma combined operating data gives effect to certain material events which occurred between January 1, 1997 and April 30, 1997, as if they had occurred on January 1, 1997. See the notes to the unaudited Pro Forma Combined Income Statement for the three months ended March 31, 1997 included elsewhere in this Registration Statement on Form 10.

     The summary unaudited pro forma combined balance sheet data are presented as if the Merger, Contribution and Distribution had occurred on March 31, 1997. In addition to the Merger, Contribution and Distribution, the pro forma combined balance sheet data gives effect to certain material events set forth in the previous paragraph which occurred between April 1, 1997 and April 30, 1997 as if they had occurred on March 31, 1997. See the notes to the unaudited Pro Forma Combined Balance Sheet at March 31, 1997 included elsewhere in this Registration Statement on Form 10. In the opinion of management, all necessary adjustments necessary to reflect the effects of the Merger, Contribution and Distribution have been made.

     The summary unaudited pro forma financial data should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Wellsford Real Properties, Inc. (Predecessor) included in this Registration Statement on Form 10.

     The summary unaudited pro forma operating and balance sheet data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of Wellsford Real Properties, Inc. (Predecessor) would have been for the period and as of the date presented, nor does such data purport to represent the results of future periods.

                 Wellsford Real Properties, Inc. (Predecessor)
                   Summary Unaudited Combined Financial Data

                                     Pro Forma               Historical
                                    Three Months            Three Months
                                Ended March 31, 1997    Ended March 31, 1997
                                 ___________________      _________________
                                     (Unaudited)             (Unaudited)
                                     (In thousands except per share data)
OPERATING DATA:
 Revenues:
  Rental income                            $762
  Other income                               40
  Interest income                           989                    $401
                                          _____                     ___
                                          1,791                     401
                                          _____                     ___

Expenses:
 Property operating and maintenance         211
 Real estate taxes                          107
 Interest                                   388
 General and administrative                 438
 Depreciation                               128
 Property management                         34
                                          _____                     ___
                                          1,306                       0
                                          _____                     ___

Income before income taxes                  485                     401
Provision for income taxes                  198
                                          _____                    ____
Net income                                 $287                    $401
                                          =====                    ====

Net income per common share               $0.06

Weighted average common shares
  outstanding                             4,877

                                        Pro Forma               Historical
                                     March 31, 1997           March 31, 1997
                                     ______________           _______________
                                       (Unaudited)              (Unaudited)
                                                    (In thousands)
BALANCE SHEET DATA:
 Real estate (prior to depreciation)     $71,506                  $47,806
 Mortgage notes and interest receivable  $37,934                  $17,934
 Cash and cash equivalents                $1,743                       $0
 Restricted cash                          $3,198                   $3,198
 Total assets                           $114,381                  $68,938
 Total debt                              $62,755                  $36,366
 Total equity                            $49,185                  $32,572


OTHER DATA:
  Funds from Operations(2)                  $415                     $401
  EBITDA(1)(2)                            $1,001                     $401
  Cash flows from operating activities    $2,609                   $2,723
  Cash flows from investing activities  ($70,200)                ($26,500)
  Cash flows from financing activities   $69,220                  $23,777
----------
(1) EBITDA represents earnings before interest, taxes, depreciation and amortization.
(2) Neither Funds from Operations nor EBITDA represents cash generated from operating activities in accordance with GAAP and therefore should not be considered alternatives to net income as indicators of the Company's operating performance or as alternatives to cash flow as a measure of liquidity and are not necessarily indicative of cash available to fund cash needs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION
               OF WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)

Overview

     The following discussion should be read in conjunction with the Wellsford Real Properties Inc. (Predecessor) (the "Company") financial statements contained herein.

Results of Operations

     The Company's operations during the three months ended March 31, 1997 consisted of owning a mortgage note receivable, upon which the Company earned $401,000 of interest income, and developing two multifamily communities located in a suburb of Denver, Colorado with a total of 760 units under development.
In addition, the Company purchased four commercial office properties, all of which are currently vacant and undergoing renovations.

Liquidity and Capital Resources

     The Company expects to meet its short-term liquidity requirements generally through its working capital and cash flow provided by operations. The Company considers its ability to generate cash to be adequate and expects it to continue to be adequate to meet operating requirements both in the short and long terms.

     The Company expects to meet its long-term liquidity requirements such as refinancing mortgages, financing acquisitions and development, and financing capital improvements and debt and equity investments in real estate companies by long-term borrowings, through the issuance of debt and the offering of additional debt and equity securities.

     The Company has received a commitment from the Bank of Boston and Morgan Guaranty that they will provide a $50 million credit facility, subject to customary conditions, which would be available to fund acquisitions, debt and equity investments, development, capital expenditures, repayment of indebtedness and related expenditures. The Company expects to obtain this credit facility concurrently with the closing of the Merger and Distribution. The commitment received is subject to customary conditions and documentation.

     In December 1995, the Company marketed and sold $14.8 million of tax-exempt bonds to fund construction at Palomino Park. The bonds have a variable rate of interest and a term of 40 years. At March 31, 1997, $3.2 million of the bond proceeds were being held in escrow pending their use for the funding of development.

     In July 1996, the Company originated the Sonterra Loan. The Sonterra Loan bears interest at 9% per annum and matures in July 1999. The Company also has the exclusive option to purchase the community for $20.5 million through December 1997 and for $21 million during 1998.

Funds from Operations

     The Company and industry analysts generally consider funds from operations ("FFO) to be one appropriate measure of the performance of real estate companies because it is predicated on a cash flow analysis, as opposed to a measure predicated on generally accepted accounting principles ("GAAP"), which gives effect to non-cash items such as depreciation. Funds from operations as defined by the National Association of Real Estate Investment Trusts ("NAREIT") represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. Funds from operations does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

                     SUMMARY STATEMENTS OF OPERATING DATA

                                            Pro Forma            Historical
                                         Three Months Ended  Three Months Ended
                                           March 31, 1997      March 31, 1997
                                         ------------------  ------------------

Revenues                                       $1,791               $401
Expenses                                        1,306                  0
Taxes                                             198                  0
                                               ------               ----
Net Income                                        287                401

Add:
Depreciation                                      128                  0
                                               ------               ----
Funds from Operations                            $415               $401
                                               ======               ====

3.   Properties..............      Incorporated herein by reference to Exhibit
                                   10.35, pages 20-21 and 105-110.
4.   Security Ownership of
     Certain Beneficial
     Owners and Management........ Incorporated herein by reference to Exhibit

                                   10.35, page 120.
5.   Directors and Executive
     Officers..................... Incorporated herein by reference to Exhibit
                                   10.35, pages 17-19 and 116-117.
6.   Executive Compensation....... Incorporated herein by reference to Exhibit
                                   10.35, pages 117-119.
7.   Certain Relationships and
     Related Transactions......... Incorporated herein by reference to Exhibit
                                   10.35, page 121.
8.   Legal Proceedings............ Incorporated herein by reference to Exhibit
                                   10.35, page 110.
9.   Market Price of and Dividends
     on the Registrant's Common
     Equity and Related Stockholder
     Matters...................... Incorporated herein by reference to Exhibit
                                   10.35, pages 105, 135 and 143.
10.  Recent Sales of Unregistered Securities

     The following table is a summary of certain information relating to all securities of the Company sold by the Company within the past three years that were not registered under the Securities Act (the "Private Placement"):



                                     Persons or Class
  Type of      Date    Amount of      of Persons to
Securities      of     Securities    Whom Securities
   Sold        Sale      Sold              Sold            Consideration
----------     ----    ----------  -------------------     -------------
Common Stock  2/28/97     (1)      Wellsford Commercial          (1)
                                   Properties, L.L.C.

(1) The contracts to purchase Chatham, the Point View office complex and Greenbrook were transferred to the Company by Wellsford Commercial Properties, L.L.C. ("Wellsford Commercial") for shares of Common Stock having an aggregate value of approximately $2.25 million and the Company's agreement to repay a $1.0 million advance used for the down payment on the Point View office complex. The number of shares of Common Stock issued to Wellsford Commercial upon consummation of the Distribution and Merger will be approximately 215,000, subject to adjustment based upon an issuance price per share equal to the book value per share of the Common Stock on date of closing of the Merger. The members of Wellsford Commercial include Jeffrey H. Lynford, Edward Lowenthal and the wife of Mark Germain who will be a director of the Company who hold 16.4%, 16.4% and 13.8%, respectively, of the ownership interests in Wellsford Commercial.

     The Company conducted the Private Placement pursuant to Section 4(2) of the Securities Act. There was no underwriter involved in the Private Placement.

11.  Description of Registrant's
     Securities to be Registered.. Incorporated herein by reference to Exhibit
                                   10.35, pages 135-143.

12.  Indemnification of Directors
     and Officers................  Incorporated herein by reference to Exhibit
                                   10.35, pages 142-143.

13.  Financial Statements and Supplementary Data

Financial statements and supplementary data for year ended December 31, 1996 are incorporated herein by reference to Exhibit 10.35, pages 122-134.

                 Wellsford Real Properties, Inc. (Predecessor)
                            Combined Balance Sheet
                                (In thousands)
                                                             March 31,
                                                                1997
                                                             _________
                                                            (Unaudited)
ASSETS
Real estate assets, at cost:
  Land                                                          $ 3,159
  Buildings and improvements                                     17,902
                                                            ___________
                                                                 21,061
  Construction in process                                        23,945
                                                            ___________
                                                                 45,006
  Property held for sale                                          2,800
                                                            ___________
                                                                 47,806

Restricted cash                                                   3,198
Mortgage note and interest receivable                            17,934
                                                            ___________

Total Assets                                                    $68,938
                                                            ===========
LIABILITIES AND EQUITY

Tax exempt mortgage note payable                                $14,755
Note payable to Wellsford                                        21,611
                                                            ___________

Total Liabilities                                                36,366
                                                            ___________

Commitments and contingencies                                    --

Common stock, $.01 par value per share,
 100 shares issued and outstanding                                    1
Paid in capital in excess of
 par value                                                       30,321
Common stock to be issued                                         2,250
                                                            ___________

Total Equity                                                     32,572
                                                            ___________

Total Liabilities and Equity                                    $68,938
                                                            ===========

See accompanying notes.

                 Wellsford Real Properties, Inc. (Predecessor)
                    Combined Statement of Income and Equity
                                (In thousands)



                                           Three Months
                                               Ended
                                             March 31,
                                               1997
                                               _____

                                            (Unaudited)

Interest income                                 $401
                                             _______

Net income                                      $401
                                             _______

Equity, January 1, 1997                      $30,005
Contributions                                  2,166
                                             _______

Equity, March 31, 1997                       $32,572
                                             =======








See accompanying notes.

                 Wellsford Real Properties, Inc. (Predecessor)
                        Combined Statement of Cash Flow
                                (In thousands)

                                                            Three Months
                                                                Ended
                                                              March 31,
                                                                1997
                                                                ____
                                                             (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                                                       $401
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Decrease (increase) in assets:
        Debt service reserve                                    2,322
                                                              _______

     Net cash provided by operating activities                  2,723
                                                              _______

CASH FLOWS FROM INVESTING ACTIVITIES:

Investments in real estate assets                             (26,500)
                                                              _______

     Net cash (used) in investing activities                  (26,500)
                                                              _______


CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance of note payable to Wellsford                          21,611
Equity contributions                                            2,166
                                                              _______

Net cash provided by financing activities                      23,777
                                                              _______



Net increase (decrease) in cash and cash
  equivalents                                                       0
Cash and cash equivalents, beginning of period                      0
                                                              _______


Cash and cash equivalents, end of period                           $0
                                                              _______

Cash paid during the period for interest                         $343
                                                              =======


See accompanying notes.

                 WELLSFORD REAL PROPERTIES, INC. (PREDECESSOR)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (Unaudited)

(1)  Organization and Basis of Presentation

     Wellsford Real Properties, Inc. ("WRP Newco"), a C corporation formed on January 8, 1997, is a subsidiary of Wellsford Residential Property Trust ("Wellsford"). On January 16, 1997 Wellsford announced its intention to merge with Equity Residential Properties Trust ("EQR"). Immediately prior to the Merger, Wellsford intends to contribute certain of its assets to WRP Newco and have WRP Newco assume certain liabilities of Wellsford. Immediately after the contribution of assets to WRP Newco and immediately prior to the Merger, Wellsford intends to distribute to its common shareholders all the outstanding shares of WRP Newco owned by Wellsford. The common shareholders of Wellsford will receive .25 of a common share of WRP Newco for each one common share of Wellsford owned.

     The accompanying combined financial statements of the predecessor of WRP Newco (the "Company") include approximately $45 million and $14.8 million of Wellsford's assets and liabilities, respectively, to be contributed to and assumed by WRP Newco, immediately prior to the Merger. These assets and liabilities include the restricted cash (Note 3), the Sonterra Mortgage (Note 4), the Development Communities (Note 4), and the tax exempt mortgage notes payable (Note 5). Such financial statements have been prepared using the historical basis of the assets and liabilities and historical results of operations related to such assets and liabilities.

(2)  Summary of Significant Accounting Policies

     Principles of Combination. All significant intercompany transactions between Wellsford and the subsidiaries relating to the assets and liabilities that are to be contributed or assumed by WRP Newco have been eliminated in combination.

     Income Recognition. Residential communities are leased under operating leases with terms generally one year or less; rental revenue is recognized monthly as it is earned. Commercial properties are leased under operating leases; rental revenue is recognized on a straight-line basis over the terms of the leases.

     Cash and Cash Equivalents. The Company considers all demand and money market accounts and short term investments in government funds with an original maturity of three months or less to be cash and cash equivalents.

     Real Estate and Depreciation. Costs directly related to the acquisition and improvement of real estate are capitalized, including interest expense incurred during and related to construction and including all improvements identified during the underwriting of a property acquisition.

     Depreciation is computed over the expected useful lives of depreciable property on a straight line basis, principally 40 years for buildings and improvements and 5 to 12 years for furnishings and equipment.

     The Company has adopted Statement of Financial Accounting Standard ("SFAS") 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and that long-lived assets to be disposed of be measured at the lower of carrying amount or net realizable value. The adoption of SFAS 121 has not had an impact on the Company's combined financial position or results of operations.

     Mortgage Note Receivable Impairment. The Company considers a note impaired if, based on current information and events, it is probable that all amounts due under the note agreement are not collectable. Impairment is measured based upon the fair value of the underlying collateral. No impairment has been recorded through March 31, 1997.

     Financing Costs. Financing and refinancing costs are capitalized and amortized over the term of the related loan under the interest method. Credit facility fees are capitalized and amortized over the term of the commitment on a straight-line basis.

     Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)  Restricted Cash

     Restricted cash primarily consists of the remaining proceeds from the Palomino Park tax-exempt mortgage note (Note 5) which are restricted in their use to construction costs and capitalized interest related to the Palomino Park development project (Note 4).

(4)  Real Estate Assets, Mortgage Note Receivable and Note Payable

     The Company holds a $17.8 million mortgage on a 344 unit, newly constructed community in Tucson, Arizona known as Sonterra at Williams Centre (the "Sonterra Mortgage"). The Sonterra Mortgage was originated in July 1996, bears interest at 9% per annum and matures in July 1999. The Company also has the exclusive option to purchase the community for $20.5 million through December 1997 and $21 million during 1998. Interest receivable of $0.1 million is included in the March 31, 1997 balance. The fair market value of the Company's mortgage note receivable, estimated by using a discounted cash flow analysis, approximates the carrying amount.

     The Company currently has two multifamily projects under development in a suburb of Denver, Colorado, totaling 760 apartment units (collectively, the "Development Communities"). The Development Communities are the first of five communities at Palomino Park, a 1,880 unit master-planned, security controlled apartment/townhome community. The Company has exercised its option to purchase the land underlying phase three and has the option to develop phases four and five, but is not obligated to do so. The 181.8 acre master site surrounds an amenity-filled, 24 acre park and an approximately 29,000 square foot recreational center to be shared by all phases. The Development Communities are being constructed pursuant to fixed-price contracts, with a local developer, and are estimated to cost approximately $76.1 million in total, including certain development and incentive fees payable to the developer. The Company is committed to purchase 100% of the Development Communities upon completion and the achievement of certain occupancy levels. At March 31, 1997 the Company had invested $24 million related to the land for the Development Communities, the recreation center and general infrastructure work. A portion of such infrastructure will become the property of certain local governmental entities at the date of completion and retirement of the tax-exempt mortgage note payable described in Note 5. In addition, approximately $26.5 million was outstanding at March 31, 1997 on a construction loan to the developer, which the Company would repay upon purchase assuming completion and achievement of certain occupancy levels. During the period ended March 31, 1997, the Company capitalized $0.3 million of interest to the Development Communities. The Company expects to fund the construction of its Development Communities from its working capital and with proceeds from a credit facility and a $14.8 million tax-exempt mortgage note (Note 5).

     The Company has entered into contracts on five commercial office properties for $47.6 million in aggregate, and has closed on four of the properties during the first quarter of 1997. The purchase prices for these commercial properties include approximately $2.25 million in value of shares of WRP Newco Common to be issued to an entity in consideration for the assignment of the purchase contracts entered into by such entity. This amount has been classified as Common Stock to be Issued at March 31, 1997. Upon liquidation of such entity, each of the Chairman of the Board and President of Wellsford, Messrs. Lynford and Lowenthal, will receive approximately 16.4% of such shares, and the wife of Mark Germain, a trustee of Wellsford, will receive approximately 13.8% of such shares. Each are owners of such entity. The cash portion of the purchase prices for these commercial properties was funded with a loan from Wellsford which bears interest at LIBOR plus 1.50% and is expected to be repaid on the date of the Merger.

     Greenbrook Corporate Center ($23.7 million) is a Class A, three-story office building with a 35 foot atrium, located in Fairfield, NJ, and comprising approximately 190,000 rentable square feet. It is situated on a 20 acre developed site with 7 acres of additional, contiguous undeveloped land.

     Point View ($15.8 million) consists of 194 acres containing two office buildings, totaling approximately 560,000 square feet, an adjacent 10-acre undeveloped site, and a central utility plant located in Wayne, NJ. The site is currently undergoing a major renovation. The purchase of this building was closed in February 1997.

     1700 Valley Road ($1.0 million) is a Class B+, two-story vacant office building located in Wayne, NJ and comprising approximately 70,600 square feet. It is situated on a nine acre site. The purchase of this building was closed in February 1997.

     1800 Valley Road ($2.0 million) is a Class B+, two-story vacant office building located in Wayne, NJ and comprising approximately 54,800 square feet. It is situated on a 14 acre site. The purchase of this building was closed in February 1997.

     The Chatham Building ($5.1 million) is a three-story office building located in Chatham, NJ and comprising approximately 65,000 square feet. The site is currently undergoing a major renovation. The purchase of this building was closed in January 1997.

(5)  Tax Exempt Mortgage Notes Payable

     At March 31, 1997, the Company had $14.8 million of tax exempt mortgage notes payable outstanding. The Company's tax exempt mortgage note payable is secured by certain infrastructure at the Company's Palomino Park development and bears interest-only payments at a variable rate (which approximates the Standard & Poor's / J.J. Kenney index for short-term high grade tax-exempt bonds, currently 3.65 %) until it matures in December 2035.

     The tax-exempt mortgage note payable is security for tax-exempt bonds which are backed by a letter of credit from a AAA rated financial institution. Wellsford has guaranteed the reimbursement of the financial institution in the event that the letter of credit is drawn upon. It is anticipated that as a result of the Merger, this guaranty will be replaced by the guarantees of WRP Newco and EQR. These bonds require the Company to obtain the approval of both the trustee, as defined in the bond documents, and the above mentioned financial institution for transactions such as those anticipated in connection with the Merger and Distribution. The Company expects to receive such approvals.

     The fair market value of the variable rate tax exempt mortgage note is considered to be the carrying amount.

(6)  Commitments and Contingencies

     WRP Newco will enter into employment agreements with certain of its officers. Such agreements will be for terms which expire between 1999 and 2002, and will provide for aggregate annual base salaries of $0.8 million, $0.8 million and $0.6 million in 1997, 1998 and 1999 through 2002, respectively. The Company is obligated under an operating lease covering its corporate headquarters for $0.2 million in 1997, $0.2 million in 1998, and $0.2 million in 1999, plus certain operating expense escalations.

     As a commercial real estate owner, the Company is subject to potential environmental costs. The Company's Point View site contains asbestos containing materials ("ACMs"); the Company is proceeding with the removal of all ACMs in such property which is anticipated to cost $3.5 million. At this point in time, management of the Company is not aware of any environmental concerns that would have a material adverse effect on the Company's financial position or future results of operations except as just described.

     In 1997 WRP Newco will adopt a defined contribution savings plan pursuant to Section 401 of the Internal Revenue Code. Under such a plan there are no prior service costs. All employees will be eligible to participate in the plan after one year of service. Employer contributions will be made based on a discretionary amount determined by WRP Newco's management. Employer contributions, if any, will be based upon the amount contributed by an employee.

     Subsequent to March 31, 1997, the Company has lent $20 million of an $80 million secured subordinated mezzanine loan to an entity which owns substantially all of the equity interest (the "Equity Interests") in the owner of a 52-story, approximately 1.75 million sq.ft. Class A office building located at 277 Park Avenue, New York City (the "277 Park Loan"). The loan will be secured primarily by a pledge of the Equity Interests. The 277 Park Loan will be due in April 2007 and will bear interest at the rate of approximately 12% per annum.

                 Wellsford Real Properties, Inc. (Predecessor)
                      Pro Forma Combined Income Statement

                   For the Three Months Ended March 31, 1997
                     (In Thousands Except Per Share Data)
                                  (Unaudited)

     During the period from January 1, 1997 to April 30, 1997, Wellsford Real Properties, Inc. (Predecessor) (the "Company") originated a real estate note receivable and purchased five commercial office properties. One of the commercial office properties, the Greenbrook Corporate Center, is currently occupied.

     This unaudited Pro Forma Combined Income Statement is presented as if the Company's transactions, each as referred to above, and the Merger and Distribution had been consummated on January 1, 1997. All of the pro forma adjustments shown are solely attributed to the transactions described. In the opinion of the Company's management, all adjustments necessary to reflect the effects of these transactions have been made.

     This unaudited Pro Forma Combined Income Statement is presented for comparative purposes only, and is not necessarily indicative of what the actual results of operations of the Company would have been for the period presented; nor does it purport to represent the results for future periods. This unaudited Pro Forma Combined Income Statement should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of the Company included in this Registration Statement on Form 10.

                 Wellsford Real Properties, Inc. (Predecessor)
                      Pro Forma Combined Income Statement
                       Three Months Ended March 31, 1997
                                (In thousands)
                                  (Unaudited)

                                                 Pro Forma
                                                  Merger
                                Historical      Adjustments     Pro Forma
                                ___________     ___________     __________
REVENUE

 Rental income                                   $   762 (A)      $   762
 Other income                                         40 (A)           40
 Interest income                 $    401            588 (B)          989
                                 _________       ________         _______
  Total Revenue                       401          1,390            1,791
                                 _________       ________         _______


EXPENSES

 Property operating and maintenance                  211 (A)          211
 Real estate taxes                                   107 (A)          107
 Interest                                            388 (C)          388
 General and administrative                          438 (D)          438
 Depreciation                                        128 (E)          128
 Property management                                  34 (A)           34
                                 _________       ________         _______
  Total Expenses                        0          1,306            1,306
                                 _________       ________         _______

Income before income taxes       $    401          $  84              485
                                 =========       ========


Provision for income taxes                                            198 (F)
                                                                  _______

Net Income                                                        $   287
                                                                  =======

Net income per common share                                       $  0.06 (G)
                                                                  =======


Weighted average common
  shares outstanding                                                4,877 (G)
                                                                    =====

                 Wellsford Real Properties, Inc. (Predecessor)
            Notes to Unaudited Pro Forma Combined Income Statement
                                March 31, 1997

     (A) Represents historical operating revenues and expenses of Greenbrook Corporate Center, which was acquired in April 1997, for the three months ended March 31, 1997. The Company's other four commercial properties are currently vacant.

     (B) Represents interest income from the 277 Park Loan for three months ($20 million at approximately 12%).

     (C) Represents interest expense on the $20 million credit facility draw used to fund the 277 Park Loan, at 7.75%.

     (D) Represents the estimated general and administrative costs of WRP Newco for three months.

     (E) Represents depreciation on Greenbrook Corporate Center for the three months ended March 31, 1997 utilizing a 40 year estimated useful life.

     (F) Represents provision for federal and state income taxes at rates of 35% and 9%, respectively.

     (G) Represents the aggregate of the shares of WRP Newco Common issued in connection with the Distribution (.25 of a share for every one share of Wellsford Common), the approximately 215,000 shares to be issued in connection with the acquisition of the commercial properties, and 335,000 shares (estimated) of WRP Newco Class A Common to be purchased by ERP Operating Partnership for $3.5 million.

                 Wellsford Real Properties, Inc. (Predecessor)
                       Pro Forma Combined Balance Sheet

                                March 31, 1997
                                (In Thousands)
                                  (Unaudited)

     This unaudited Pro Forma Combined Balance Sheet is presented as if the Merger, Contribution and Distribution and the proposed credit facility agreement with Bank of Boston and Morgan Guaranty had been consummated on March 31, 1997, the real estate note receivable had been originated on March 31, 1997 and the commercial office properties purchased by Wellsford Real Properties, Inc. (Predecessor) (the "Company") had been purchased on March 31, 1997, utilizing proceeds from the Merger and Contribution and a draw from the credit facility. All of the assets and liabilities of the Company which are being transferred to the Company in connection with the Merger, Contribution and Distribution are recorded at their respective historical costs.

     This unaudited Pro Forma Combined Balance Sheet is presented for comparative purposes only, and is not necessarily indicative of what the actual financial position of the Company would have been at March 31, 1997; nor does it purport to represent the future financial position of the Company. This unaudited Pro Forma Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of the Company included in this Registration Statement on Form 10.

                 Wellsford Real Properties, Inc. (Predecessor)
                       Pro Forma Combined Balance Sheet
                                March 31, 1997
                                (In thousands)
                                  (Unaudited)

                                                    Pro Forma
                                                     Merger
                                     Historical    Adjustments     Pro Forma
                                     __________    ___________    __________
ASSETS
Real estate assets, at cost:
  Land                                $   3,159     $   3,555     $   6,714
  Buildings and improvements             17,902        20,145        38,047
                                       ________      ________       _______
                                         21,061        23,700        44,761
  Construction in process                23,945                      23,945
                                       ________      ________       _______
                                         45,006        23,700        68,706
  Property held for sale                  2,800                       2,800
                                       ________      ________      ________
                                         47,806        23,700 (A)    71,506

Cash and cash equivalents                     0         1,743 (B)     1,743
Restricted cash                           3,198                       3,198
Mortgage notes and
 interest receivable                     17,934        20,000 (C)    37,934
                                       ________      ________      ________
Total Assets                           $ 68,938      $ 45,443      $114,381
                                       ========      ========      ========
LIABILITIES AND EQUITY

Liabilities:
  Tax exempt mortgage note payable     $ 14,755                    $ 14,755
  Credit facility                                      48,000 (D)    48,000
  Note payable to Wellsford              21,611      ($21,611)(E)         0
                                       ________      ________      ________
Total Liabilities                        36,366        26,389        62,755
                                       ________      ________      ________

Commitments and contingencies                --            --            --

Minority interest                                       2,441 (F)     2,441

Equity:
  Common stock, $.01 par value
    per share, 4,877,066 shares
    issued and outstanding
    as adjusted                               1           48             49
  Paid in capital in excess of
   par value                             30,321       18,815         49,136
  Common stock to be issued               2,250       (2,250)             0
                                       ________      ________      ________
Total Equity                             32,572       16,613 (G)     49,185
                                       ________      ________      ________

Total Liabilities and Equity           $ 68,938      $ 45,443      $114,381
                                       ========      ========      ========

                 Wellsford Real Properties, Inc. (Predecessor)
              Notes to Unaudited Pro Forma Combined Balance Sheet
                                March 31, 1997

(A)  Reflects the acquisition of one commercial office property as follows:

                                                                 Purchase
                                        Square    Purchase       Price Per
      Name               Location       Footage     Price        Sq. Foot
      ----               --------       -------     -----        --------

Greenbrook Corp. Ctr   Fairfield, NJ    190,000   $23.7 million    $125

                                          Purchase
                                          Price &          Actual/
                            Planned     Planned Impr.     Scheduled
      Name               Improvements   Per Sq. Foot     Closing Date
      ----               ------------   ------------     ------------
Greenbrook Corp. Ctr     $0.5 million       $127          April 1997

     Greenbrook Corporate Center is currently in operation. The Company's other four commercial properties are currently vacant. The purchase price is being funded with proceeds from the credit facility.

(B)  Reflects the net cash effect of the following transactions (in thousands):

     . Cash contribution to WRP Newco at Contribution       $15,554
     . ERP Operating Partnership's purchase of
        WRP Newco Common                                      3,500
     . Repayment of note payable to Wellsford               (17,311)
                                                            _______
                                                            $ 1,743
                                                            =======

(C) Represents the 277 Park Loan, a $20 million portion of an $80 million subordinated mezzanine loan bearing interest at approximately 12% per annum.

(D) Represents draws on the credit facility to fund the acquisition of Greenbrook Corporate Center and the 277 Park Loan and to repay the note payable to Wellsford.

(E) Represents the repayment of the note payable to Wellsford which was used to fund the acquisition of the commercial office properties other than Greenbrook Corporate Center, utilizing cash on hand ($17.3 million) and proceeds from the credit facility ($4.3 million).

(F) Represents ERP Operating Partnership's 20% minority interest in Palomino Park, which has been combined in the Company's Pro Forma Combined Balance Sheet.

(G) Represents the aggregate of the shares of WRP Newco Common issued in connection with the Distribution (.25 of a share for every one share of Wellsford Common), the approximately 215,000 shares to be issued in connection with the acquisition of the commercial properties, and the 335,000 shares (estimated) of WRP Newco Class A Common to be purchased by ERP Operating Partnership for $3.5 million.

14.  Changes in and Disagreements
     With Accountants on
     Accounting and Financial Disclosure.... Not Applicable.

15.  Financial Statements and Exhibits

(a)  HISTORICAL

     Report of Independent Auditors
     Combined Balance Sheets at December 31, 1995, December 31, 1996
      and March 31, 1997 (Unaudited)
     Combined Statements of Income and Equity For the Year Ended December 31,
      1996 and For the Three Months Ended March 31, 1997 (Unaudited)
     Combined Statements of Cash Flow For the Period From March 22, 1995 to
      December 31, 1995, For the Year Ended December 31, 1996 and For the Three Months Ended March 31, 1997 (Unaudited)
     Notes to Combined Financial Statements

     PRO FORMA

     Combined Income Statements For the Year Ended December 31, 1996
      (Unaudited) and For the Three Months Ended March 31, 1997 (Unaudited) Notes to Unaudited Combined Income Statements
     Combined Balance Sheets For the Year Ended December 31, 1996 (Unaudited)
      and For the Three Months Ended March 31, 1997 (Unaudited)
     Notes to Unaudited Combined Balance Sheets

     (b)  See Exhibits listed below.

Exhibit No.                  Description***

   3.1   Form of Articles of Amendment and Restatement of the Company.
   3.2 Form of Articles Supplementary Classifying 335,000 Shares of Common Stock as Class A Common Stock.
   3.3 Form of Articles Supplementary Classifying 2,000,000 Shares of Common Stock as Series A 8% Convertible Redeemable Preferred Stock.
   3.4   Form of Bylaws of the Company.
   4.1   Specimen certificate for Common Stock.
  10.1 $17.8 million Loan Agreement, dated as of June 28, 1996, by and between Wellsford Residential Property Trust, as lender, and Specified Properties VIII, L.P., as borrower, relating to Sonterra.*
  10.2 Option Agreement between Wellsford Residential Property Trust, as purchaser, and Specified Properties VIII, as seller, dated as of June 28, 1996, relating to Sonterra.*
  10.3 Operating Agreement of Park at Highlands LLC, dated as of April 27, 1995, between Wellsford Park Highlands Corp. and Al Feld.**
  10.4 First Amendment to Operating Agreement of Park at Highlands LLC, dated as of December 29, 1995, between Wellsford Park Highlands Corp. and Al Feld.*
  10.5 Tri-Party Agreement by and among Park at Highlands LLC, NationsBank of Texas, N.A., Wellsford Park Highlands Corp., Wellsford Residential Property Trust and Al Feld dated December 29, 1995, relating to Blue Ridge.*
  10.6 Operating Agreement of Red Canyon at Palomino Park LLC between Wellsford Park Highlands Corp. and Al Feld, dated as of April 17, 1996, relating to Red Canyon.*

  10.7 Second Amended and Restated Vacant Land Purchase and Sale Agreement between Mission Viejo Company and The Feld Company dated March 23, 1995, as amended by First Amendment, dated May 1, 1996, relating to the land underlying Palomino Park.*
  10.8 Trust Indenture, dated as of December 1, 1995, between Palomino Park Public Improvements Corporation ("PPPIC") and United States Trust Company of New York, as trustee, securing Wellsford Residential Property Trust's Assessment Lien Revenue Bonds Series 1995 - $14,755,000.**
  10.9 Letter of Credit Reimbursement Agreement, dated as of December 1, 1995, between PPPIC, Wellsford Residential Property Trust and Dresdner Bank AG, New York Branch.**
  10.10 Purchase and Sale Agreement, dated as of November 21, 1996, between Wellsford Commercial Properties, L.L.C. and American Cyanamid Company relating to Point View office complex, as amended by Amendment dated January 13, 1997, Second Amendment dated February 13, 1997 and Third Amendment dated February 28, 1997, and Indemnification and Stock Transfer Agreement, dated February 28, 1997, between American Cyanamid Company and Wellsford Wayne Corp.*
  10.11 Agreement of Sale, dated December 2, 1996, between Wellsford Commercial Properties, L.L.C. and Barlax, relating to Chatham, as amended by Amendment dated December 23, 1996 and Second Amendment dated April 1, 1997.*
  10.12 Agreement of Sale, dated December 23, 1996, between Wellsford Commercial Properties, L.L.C. and N.J. Greenbrook Partners, L.P, relating to Greenbrook.*
  10.13 Credit Agreement, dated as of April 25, 1997, between Park Avenue Financing Company LLC, PAMC Co-Manager Inc., PAFC Management, Inc., Stanley Stahl, The First National Bank of Boston, the Company, Other Banks that may become parties to the Agreement and The First National Bank of Boston, as Agent, relating to 277 Park Avenue.**
  10.14 Assignment of Member's Interest, dated as of April 25, 1997, by PAFC Management, Inc. and Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to interests in the Park Avenue Financing Company, LLC).**
  10.15 Assignment of Member's Interest, dated as of April 25, 1997, by PAMC Co-Manager Inc. and Park Avenue Financing Company, LLC to The First National Bank of Boston, relating to 277 Park Avenue (relating to interests in 277 Park Avenue, LLC).**
  10.16 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in Park Avenue Management Corporation).**
  10.17 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in PAMC Co-Manager Inc.).**
  10.18 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in PAFC Management, Inc.).**
  10.19 Conditional Guaranty of Payment and Performance, dated as of April 25, 1997, by Stanley Stahl, relating to 277 Park Avenue.**
  10.20 Cash Collateral Account Security, Pledge and Assignment Agreement, dated as of April 25, 1997, between 277 Park Avenue, LLC, Park Avenue Management Corporation, Park Avenue Financing Company LLC, PAMC Co-Manager Inc., Stanley Stahl and The First National Bank of Boston, relating to 277 Park Avenue.**
  10.21 Recognition Agreement, dated as of April 25, 1997, between The First National Bank of Boston, the Company, Column Financial, Inc., Park Avenue Financing Company LLC, PAMC Co-Manager, Inc. and 277 Park

         Avenue, LLC, relating to 277 Park Avenue.**
  10.22 Intercreditor Agreement, dated as of April 25, 1997, between the Company and The First National Bank of Boston, as Agent, relating to 277 Park Avenue.**
  10.23 Form of Contribution and Distribution Agreement by and between Wellsford Residential Property Trust and the Company.*
  10.24 Form of Common Stock and Preferred Stock Purchase Agreement by and between the Company and ERP Operating Limited Partnership.*
  10.25 Form of Registration Rights Agreement by and between the Company and ERP Operating Limited Partnership.*
  10.26 Form of Agreement Regarding Palomino Park by and between the Company and ERP Operating Limited Partnership.*
  10.27 Form of Credit Enhancement Agreement by and between the Company and ERP Operating Limited Partnership, relating to Palomino Park.*
  10.28 Form of Sonterra Agreement by and between the Company and ERP Operating Partnership.*
  10.29  Form of 1997 Management Incentive Plan of the Company.**
  10.30  Form of Rollover Stock Option Plan of the Company.**
  10.31  Form of Employment Agreement between the Company and Jeffrey H.
         Lynford.
  10.32  Form of Employment Agreement between the Company and Edward
         Lowenthal.
  10.33  Form of Employment Agreement between the Company and Gregory F.
         Hughes.
  10.34  Form of Employment Agreement between the Company and David M. Strong.
  10.35 Joint Proxy Statement/Prospectus/Information Statement of Wellsford Residential Property Trust, Equity Residential Properties Trust ("EQR") and the Company, included in EQR's Registration Statement on Form S-4 declared effective on April 24, 1997.**
  21.1   Subsidiaries of the Registrant.**
  27.1   Financial Data Schedule.**
______________________________
* Previously filed as an exhibit to the Form 10 filed on April 23, 1997.
** Previously filed as an exhibit to the Form 10/A Amendment No. 1 filed on May 21, 1997.
*** The Company acquired its interest in a number of these documents by assignment.

                                  SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                         WELLSFORD REAL PROPERTIES, INC.


                         By:/s/ Edward Lowenthal
                            ---------------------------------------
                              Edward Lowenthal
                              President and Chief Executive Officer
Dated:  May 28, 1997

                                 EXHIBIT INDEX

Exhibit
Number    Description of Document***

  3.1     Form of Articles of Amendment and Restatement of the Company.

  3.2 Form of Articles Supplementary Classifying 335,000 Shares of Common Stock as Class A Common Stock.

  3.3 Form of Articles Supplementary Classifying 2,000,000 Shares of Common Stock as Series A 8% Convertible Redeemable Preferred Stock.

  3.4     Form of Bylaws of the Company.

  4.1     Specimen certificate for Common Stock.

 10.1 $17.8 million Loan Agreement, dated as of June 28, 1996, by and between Wellsford Residential Property Trust, as lender, and Specified Properties VIII, L.P., as borrower, relating to Sonterra.*

 10.2 Option Agreement between Wellsford Residential Property Trust, as purchaser, and Specified Properties VIII, as seller, dated as of June 28, 1996, relating to Sonterra.*

 10.3 Operating Agreement of Park at Highlands LLC, dated as of April 27, 1995, between Wellsford Park Highlands Corp. and Al Feld.**

 10.4 First Amendment to Operating Agreement of Park at Highlands LLC, dated as of December 29, 1995, between Wellsford Park Highlands Corp. and Al Feld.*

 10.5 Tri-Party Agreement by and among Park at Highlands LLC, NationsBank of Texas, N.A., Wellsford Park Highlands Corp., Wellsford Residential Property Trust and Al Feld dated December 29, 1995, relating to Blue Ridge.*

 10.6 Operating Agreement of Red Canyon at Palomino Park LLC between Wellsford Park Highlands Corp. and Al Feld, dated as of April 17, 1996, relating to Red Canyon.*

 10.7 Second Amended and Restated Vacant Land Purchase and Sale Agreement between Mission Viejo Company and The Feld Company dated March 23, 1995, as amended by First Amendment, dated May 1, 1996, relating to the land underlying Palomino Park.*

 10.8 Trust Indenture, dated as of December 1, 1995, between Palomino Park Public Improvements Corporation ("PPPIC") and United States Trust Company of New York, as trustee, securing Wellsford Residential Property Trust's Assessment Lien Revenue Bonds Series 1995 - $14,755,000.**

 10.9 Letter of Credit Reimbursement Agreement, dated as of December 1, 1995, between PPPIC, Wellsford Residential Property Trust and Dresdner Bank AG, New York Branch.**

 10.10    Purchase and Sale Agreement, dated as of November 21, 1996, between

          Wellsford Commercial Properties, L.L.C. and American Cyanamid Company relating to Point View office complex, as amended by Amendment dated January 13, 1997, Second Amendment dated February 13, 1997 and Third Amendment dated February 28, 1997 and Indemnification and Stock Transfer Agreement, dated February 28, 1997, between American Cyanamid Company and Wellsford Wayne Corp.*

 10.11 Agreement of Sale, dated December 2, 1996, between Wellsford Commercial Properties, L.L.C. and Barlax, relating to Chatham, as amended by Amendment dated December 23, 1996 and Second Amendment dated April 1, 1997.*

 10.12 Agreement of Sale, dated December 23, 1996, between Wellsford Commercial Properties, L.L.C. and N.J. Greenbrook Partners, L.P, relating to Greenbrook.*

 10.13 Credit Agreement, dated as of April 25, 1997, between Park Avenue Financing Company LLC, PAMC Co-Manager Inc., PAFC Management, Inc., Stanley Stahl, The First National Bank of Boston, the Company, Other Banks that may become parties to the Agreement and The First National Bank of Boston, as Agent, relating to 277 Park Avenue.**

 10.14 Assignment of Member's Interest, dated as of April 25, 1997, by PAFC Management, Inc. and Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to interests in the Park Avenue Financing Company, LLC).**

 10.15 Assignment of Member's Interest, dated as of April 25, 1997, by PAMC Co-Manager Inc. and Park Avenue Financing, LLC to The First National Bank of Boston, relating to 277 Park Avenue (relating to interests in 277 Park Avenue, LLC).**

 10.16 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in Park Avenue Management Corporation).**

 10.17 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in PAMC Co-Manager Inc.).**

 10.18 Stock Pledge Agreement, dated as of April 25, 1997, by Stanley Stahl to The First National Bank of Boston, relating to 277 Park Avenue (relating to stock in PAFC Management, Inc.).**

 10.19 Conditional Guaranty of Payment and Performance, dated as of April 25, 1997, by Stanley Stahl, relating to 277 Park Avenue.**

 10.20 Cash Collateral Account Security, Pledge and Assignment Agreement, dated as of April 25, 1997, between 277 Park Avenue, LLC, Park Avenue Management Corporation, Park Avenue Financing Company LLC, PAMC Co-Manager Inc., Stanley Stahl and The First National Bank of Boston, relating to 277 Park Avenue.**

 10.21 Recognition Agreement, dated as of April 25, 1997, between The First National Bank of Boston, the Company, Column Financial, Inc., Park Avenue Financing Company LLC, PAMC Co-Manager, Inc. and 277 Park Avenue, LLC, relating to 277 Park Avenue.**

 10.22 Intercreditor Agreement, dated as of April 25, 1997, between the Company and The First National Bank of Boston, as Agent, relating to 277 Park Avenue.**

 10.23 Form of Contribution and Distribution Agreement by and between Wellsford Residential Property Trust and the Company.*

 10.24 Form of Common Stock and Preferred Stock Purchase Agreement by and between the Company and ERP Operating Limited Partnership.*

 10.25 Form of Registration Rights Agreement by and between the Company and ERP Operating Limited Partnership.*

 10.26 Form of Agreement Regarding Palomino Park by and between the Company and ERP Operating Limited Partnership.*

 10.27 Form of Credit Enhancement Agreement by and between the Company and ERP Operating Limited Partnership, relating to Palomino Park.*

 10.28 Form of Sonterra Agreement by and between the Company and ERP Operating Partnership.*

 10.29    Form of 1997 Management Incentive Plan of the Company.**

 10.30    Form of Rollover Stock Option Plan of the Company.**

 10.31    Form of Employment Agreement between the Company and Jeffrey H.
          Lynford.

 10.32    Form of Employment Agreement between the Company and Edward
          Lowenthal.

 10.33    Form of Employment Agreement between the Company and Gregory F.
          Hughes.

 10.34    Form of Employment Agreement between the Company and David M. Strong.

 10.35 Joint Proxy Statement/Prospectus/Information Statement of Wellsford Residential Property Trust, Equity Residential Properties Trust ("EQR") and the Company, included in EQR's Registration Statement on Form S-4 declared effective on April 24, 1997.**

 21.1     Subsidiaries of the Registrant.**

 27.1     Financial Data Schedule.**
______________________________
* Previously filed as an exhibit to the Form 10 filed on April 23, 1997.
** Previously filed as an exhibit to the Form 10/A Amendment No. 1 filed on May 21, 1997.
*** The Company acquired its interest in a number of these documents by assignment.